EXHIBIT 99.1

ESCALADE ADOPTS RULE 10B5-1 TRADING PLAN TO FACILITATE STOCK REPURCHASES UNDER PREVIOUSLY ANNOUNCED STOCK REPURCHASE AUTHORIZATION

Wabash, IN (June 26, 2006) Escalade, Incorporated (NASDAQ: ESCA) announced today the adoption of a written trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, to facilitate the continuing repurchase of its common stock in accordance with Escalade's existing stock repurchase authorization. As previously announced by Escalade, in February 2006 Escalade's Board of Directors replenished its authorization for the Company to repurchase up to $3,000,000 of its outstanding shares of common stock through open market and privately negotiated purchases.

A written trading plan that satisfies the requirements of Rule 10b5-1 allows a company to purchase its shares in the public markets at times when the company ordinarily could not be in the market due to its own internal trading blackout periods, such as times preceding its quarterly and annual earnings releases. In addition to shares repurchased pursuant to its Rule 10b5-1 trading plan, Escalade expects to continue to repurchase shares in the open market and in unsolicited private transactions at times when the blackout restrictions are not applicable.

Escalade may terminate, rescind or limit its stock repurchase authorization and/or the trading plan at any time. There can be no assurance that any shares will be repurchased by Escalade either through the trading plan or otherwise.

Escalade is a quality manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Terry Frandsen Vice President and CFO at 260/569-7208 or Dan Messmer, Chief Operating Officer at 812/467-1288.


Statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to, risks relating to changes to our management team, the continuation and development of key customer and supplier relationships, integration of acquired businesses and other risks identified under the caption "Risk Factors" in our most recent Annual Report on Form 10-K, and in subsequent Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. Copies of these filings are available from the Company and on the SEC's website at www.sec.gov. Actual results, events and performance may differ materially from our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Escalade undertakes no obligation to update or revise any forward-looking statements after the date hereof.

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